Exhibit 10.8

May 22, 2008

Erika Rottenberg

Dear Erika,

We are pleased to offer you a full-time position as Vice President, General Counsel & Corporate Secretary here at LinkedIn Corporation (the “Company”) beginning August 1, 2008 or as soon thereafter as possible. Your responsibilities in this position include, but are not limited to, being the chief legal officer of our company, counseling management on all legal areas that confront a growing, private Internet company and serving on our Executive Management Team. You will report to Dan Nye, CEO. Your estimated annual salary will be $225,000, paid semi-monthly. Additionally you will be eligible to participate in executive bonus compensation. The details regarding the 2008 bonus plan are attached as Addendum A. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

Although all benefits are subject to change, our current package includes: health, dental, and vision coverage for employees, as well as subsidized coverage for family members; Long Term Disability (LTD) and Life Insurance coverage at no cost to you; and you will be able to participate in the company 401(k). Additionally, you will receive the equivalent of 18 days of personal time off (PTO) per year that accrues semi-monthly starting with your date of hire. PTO will stop accruing when an employee reaches 240 hours of PTO.

Subject to approval by the Company’s Board of Directors (the “Board”), you also will be entitled to receive options to purchase up to 300,000 shares of the Company Common Stock under the Company’s 2003 Stock Incentive Plan (the “Options”). The Options will vest over four years, commencing with the first 25% vesting after the first year of employment and the remaining 75% vesting in 36 equal installments each month thereafter. The exercise price of such options will be the fair market value of the Company’s Common Stock on the date that Board grants the Options, which will not occur until after you start as an employee of the Company. Such fair market value may be higher than the current fair market value. You will also be eligible to receive future options grants if and when the Board determines such grants are appropriate for employees.

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s Employee Confidential Information and Non-Solicitation Agreement. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

Your employment with us will be “at-will.” This means that either you or we may terminate the employment relationship at any time with or without notice or with or without cause. By accepting employment with us, you understand and agree that this at-will relationship cannot be changed or retracted, either orally or in writing, or by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, which is signed both by you and the Senior Director of Human Resources.

Of course, if you accept our offer of employment, you will receive more information regarding your terms and conditions of employment and our policies and procedures (the “Employment Materials”). These materials, however, will not change your at-will employment status and are merely meant to provide additional information relating to your job.

The Company recognizes that upon a change of control, it is appropriate to provide you with accelerated vesting if your employment is involuntarily terminated without cause and/or you are constructively terminated following such a change of control.

Accordingly, if within twelve (12) months following a Change of Control, your employment is involuntary terminated without cause or your employment is ‘constructively terminated’ and you choose to resign within a reasonable period of time following such Constructive Termination, then upon such involuntary termination without Cause or resignation within a reasonable period of time following Constructive Termination, you will be entitled to immediate vesting of 100% of the shares subject to the Options which are unvested as of the date of your involuntary termination or the date of your Constructive Termination. For purpose of this offer letter, “Cause”, “Change of Control” and “Constructive Termination” shall have a meaning set forth on Exhibit A. Your right to such acceleration is conditioned upon your signing an agreement releasing the Company (or any successor entity), its officers, directors and affiliates from all liability whatsoever.

This letter and the Employment Materials contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company. This letter agreement may not be amended or modified except by an express written agreement signed by you and the Sr. Director of HR of LinkedIn. The terms of this letter and the resolution of any disputes hereunder shall be governed by California law.

This offer supersedes the prior offer letter to you and the latest dated May 6th, 2008 and expires May 24th, 2008, and is contingent upon your references providing acceptable feedback, proper proof of work authorization, and an appropriate background check. If agreed upon, please sign this letter and return via facsimile to 1.650.687.0507 to me attention of June Grosso. If you do not have access to a fax machine, please return via mail to June Grosso LinkedIn Corporation, 2029 Stierlin Court Suite 200, Mt. View, CA 94043, Federal Express Account #).

Sincerely,
/s/ Candace C. Mielke
Candace C. Mielke
Sr. Director of HR
LinkedIn Corporation

Agreed and accepted as of:

Erika Rottenberg	5-23-08
Candidate Signature	Date

Address

EXHIBIT A

“Cause” shall mean: (i) you engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) you violating a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company; (iii) you materially breaching the terms of any confidentiality agreement or invention assignment agreement between you and the Company; or (iv) you being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

“Change of Control” shall mean the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another corporation or entity, or other similar transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries,) and (B) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Board of Directors of the Company at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

“Constructive Termination” shall mean (i) without your written consent, a reduction in your base salary, other than a reduction in salary that is part of an expense reduction effort applied to the executive management team (defined as the CEO’s direct reports) generally and which results in a percentage reduction of your salary or bonus no greater than the greatest percentage reduction applied to at least one other member of the executive management team; or (ii) without your written consent, a relocation of your principal place of work to a location more than 35 miles away from your workplace prior to the relocation; or (iii) without your written consent the significant reduction of your duties or responsibilities when compared to your duties or responsibilities in effect immediately prior to such change; it is understood, however, that if, following a Change of Control pursuant to which the Company becomes part of a larger entity, you continue to be General Counsel of the Company and you retain responsibility for managing the legal affairs of the Company as the chief legal officer for the Company (even if the Company is a part of such larger entity, you report to someone other than the CEO of LinkedIn and you no longer interact with the Board of Directors of either LinkedIn or the acquiring entity) such arrangements shall not be considered a Constructive Termination under the foregoing clause (iii).